Exhibit 99.1

NEWS RELEASE

[NPC LOGO]

For More Information Contact:
David E. Fountain
National Processing, Inc.
Phone: 502.315.3311
Fax: 502.315.3535
e-mail: dfountain@npc.net
www.npc.net

For Immediate Release

      National Processing Reports 24% and 39% Increase in Quarterly and Annual Net Income

            Merchant Processing Revenue Up 22% and 20% for the Fourth Quarter and Full Year

Louisville, Kentucky, January 22, 2001 — National Processing, Inc. (NYSE: NAP), today reported record operating results for both the fourth quarter and full year. Net income excluding nonrecurring items for the 2000 fourth quarter was $15.0 million, or $0.29 per share, up 24% and 22%, respectively, over net income excluding nonrecurring items of $12.1 million, or $0.24 per share, for the same quarter of 1999. For the year ended December 31, 2000, net income excluding nonrecurring items was $49.0 million, or $0.96 per share, up 39% and 38%, respectively, over comparable core business net income of $35.2 million, or $0.69 per share, for 1999.

Reported net income was $10.4 million, or $0.20 per share, for the fourth quarter of 2000, compared to $10.5 million, or $0.21 per share, for the comparable 1999 period. Reported net income was $43.4 million, or $0.85 per share, for 2000 compared to a reported net loss of $37.4 million, or $(0.74) per share, for 1999. Reported net income for the fourth quarter 2000 included a nonrecurring after-tax impairment charge of $4.6 million for goodwill and fixed assets related to the company’s decision to divest one of its operating units within its Corporate Outsourcing Solutions division.

The quarter ended December 31, 1999 and the annual results for both 2000 and 1999 also included certain other nonrecurring charges for restructuring, impairment and site consolidation initiatives, which are disclosed in the attached Financial Summary.

Core business units include Merchant Card Services and Corporate Outsourcing Solutions and exclude business lines divested in the first half of 1999.

Summary Financial Information

	Quarter Ended			Year Ended
	December 31, 2000			December 31, 2000

(dollars in millions, except per share amounts)	Amount	Change		Amount	Change

Core Business Units (a)

Revenue	$116.3	14%		$427.3	14%

EBIT Excluding Nonrecurring Items	$21.3	26%		$70.7	45%

EBIT Margin Excluding Nonrecurring Items	18.3%	178	bps	16.6%	354	bps

Net Income Excluding Nonrecurring Items	$15.0	24%		$49.0	39%

Net Income per Share Excluding Nonrecurring Items	$0.29	22%		$0.96	38%

Reported

Net Income	$10.4	(1)%		$43.4	NM

Net Income per Share	$0.20	(2)%		$0.85	NM

Notes:

(a)	Excluded are nonrecurring charges for restructuring, impairment and site consolidation initiatives which are disclosed in the attached Financial Summary. EBIT is defined as earnings before interest and taxes.

Certain amounts may not compute due to rounding.
NM — Not meaningful

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Summary Financial Highlights

•	Core net income excluding nonrecurring items increased to record levels — $15.0 million and $49.0 million for the fourth quarter and full year 2000, representing 24% and 39% improvements over core net income for the comparable 1999 periods.

•	Core revenue for the fourth quarter and full year 2000 rose to $116.3 million and $427.3 million, representing respective 14% increases over core revenue from the same business units in 1999.

•	Revenue for the Merchant Card Services business line, currently the largest business line, was $91.2 million and $317.9 million for the fourth quarter and full year 2000, respectively, representing increases of 22% and 20% over the comparable periods for 1999. Merchant Card Services revenue represented 78% and 74% of total Company revenue for the fourth quarter and full year 2000.

•	Core EBIT excluding nonrecurring items increased to $21.3 million and $70.7 million for the fourth quarter and full year 2000, representing 26% and 45% increases over the comparable prior year core results.

•	Merchant Card Services EBIT excluding nonrecurring items increased 35% and 66% for the fourth quarter and full year 2000 over the comparable 1999 periods.

•	For the eighth consecutive quarter, Merchant Card Services EBIT excluding nonrecurring items exceeded prior year quarterly amounts by over 35%.

•	The Company’s balance sheet remained free of long-term debt. As of December 31, 2000, the Company had approximately $125 million of cash and marketable securities, which places the Company in a strong position to execute its strategic initiatives.

      “I am pleased to report these outstanding fourth quarter operating results which round out a truly remarkable year for NPC,” stated Thomas A. Wimsett, President & CEO. “These results represent both record quarterly and annual operating results for our Company — in fact core EBIT excluding nonrecurring items was up 45% in 2000 after being up 53% in 1999.”

      “We continue to be optimistic about the future of National Processing and our strong position within the merchant processing industry. In 2000 we made great strides toward our long-term goals. These accomplishments included strengthening our already talented management team and focusing on sales and product initiatives which resulted in 28% and 26% merchant processing transaction volume growth for the quarter and annual periods, which is approximately double the industry growth rate.”

      “National Processing is well positioned for another strong year in 2001. We will continue to emphasize our dual market strategy in Merchant Card Services focusing on customer growth in both the national and regional markets. We believe both markets will be favorably impacted by strong growth in debit card acceptance and continued growth in credit cards as the preferred payment choice over checks or cash. Technology is also a key growth driver and thus we will continue to invest in our processing platform including growth opportunities related to wireless and the internet.”

      “In summary, we are extremely pleased with our fourth quarter and annual results and are committed to maintaining our strong momentum with further expansion of our distribution channels during 2001. Our outlook for 2001 remains strong with consolidated revenue growth in the range of 11-14%, and consolidated net income growth in the range of 15-20%. We anticipate that our merchant card business, which will represent approximately 80% of our total revenue in 2001, will perform at levels well above these ranges while our Corporate Outsourcing Solutions business will experience some erosion in revenue as we continue to transition this business to more electronic-based payment products.”

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      A conference call to discuss financial performance and business highlights will be held at 9:00 a.m. EST today by Thomas A. Wimsett, president and chief executive officer, and David Fountain, chief financial officer. The call will be open to the public with both media and individual investors invited to participate in a listen-only mode. The conference can be accessed by calling 800.230.1074. Participants should plan to dial in approximately 15 minutes prior to the start of the call.

      A replay of the live call will be available from 1:00 p.m. EST on January 22, 2001 through Midnight EST on January 25, 2001. The replay may be accessed by dialing 800.475.6701 and entering access code 562364.

      This announcement and Mr. Wimsett’s comments contain forward-looking statements that involve significant risks and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Additional information concerning factors that could cause actual results to differ materially from those contained in forward-looking statements is available in our Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.

About National Processing, Inc.
National Processing, Inc., through its wholly owned operating subsidiary, National Processing Company (NPC®), is a leading provider of merchant credit card processing. NPC supports over 500,000 merchant locations, representing one out of every six Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance while assisting merchants in lowering their total cost of card acceptance through our world-class people, technology and service. Additional information regarding NPC can be obtained at www.npc.net. National Processing, Inc. is 87 percent owned by National City Corporation (NYSE: NCC) (www.national–city.com), a Cleveland based $89 billion financial holding company.

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National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

Quarter Ended December 31, 2000

				Core Results
		Divested		Excluding	% Change
	Reported	Business	Nonrecurring	Nonrecurring	from Prior
	Results	Lines	Items (a)	Items	Year

Revenue	$116,250	$—	$—	$116,250	14

Operating expenses	83,870	—	—	83,870	14

General and administrative expenses	5,623	—	—	5,623	(8)

Depreciation and amortization	5,427	—	—	5,427	9

Nonrecurring items, net	7,072	—	7,072	—	—

Earnings (loss) before interest and taxes	14,258	—	(7,072)	21,330	26

Net interest income	2,359	—	—	2,359	29

Income (loss) before income taxes	16,617	—	(7,072)	23,689	27

Provision for (benefit from) income taxes	6,236	—	(2,475)	8,711	32

Net income (loss)	$10,381	$—	$(4,597)	$14,978	24

Net income (loss) per share-diluted	$0.20	$—	$(0.09)	$0.29	22

Shares used in computation	51,415	51,415	51,415	51,415

Quarter Ended December 31, 1999

				Core Results
		Divested		Excluding
	Reported	Business	Nonrecurring	Nonrecurring
	Results	Lines	Items (b)	Items

Revenue	$101,799	$—	$—	$101,799

Operating expenses	73,815	—	—	73,815

General and administrative expenses	6,145	—	—	6,145

Depreciation and amortization	4,969	—	—	4,969

Nonrecurring items, net	2,025	—	2,025	—

Earnings (loss) before interest and taxes	14,845	—	(2,025)	16,870

Net interest income	1,828	—	—	1,828

Income (loss) before income taxes	16,673	—	(2,025)	18,698

Provision for (benefit from) income taxes	6,200	—	(416)	6,616

Net income (loss)	$10,473	$—	$(1,609)	$12,082

Net income (loss) per share-diluted	$0.21	$—	$(0.03)	$0.24

Shares used in computation	50,708	50,708	50,708	50,708

Notes:

(a)	The quarter ended December 31, 2000 includes a $7,072 ($4,597 after-tax) impairment loss for goodwill and fixed assets related to the company’s decision to divest one of its operating units within its Corporate Outsourcing Solutions division.

(b)	The quarter ended December 31, 1999 includes a $2,025 ($1,609 after-tax) impairment loss related to post-closing adjustments for the business lines that were divested in the first half of 1999.

Certain items have been reclassified in the Financial Summary for prior periods to conform with the 2000 presentation and had no effect on previously reported net income.

Certain amounts may not recompute due to rounding.

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National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

Year Ended December 31, 2000

				Core Results
		Divested		Excluding	% Change
	Reported	Business	Nonrecurring	Nonrecurring	from Prior
	Results	Lines	Items (a)	Items	Year

Revenue	$427,261	$—	$—	$427,261	14

Operating expenses	308,350	—	—	308,350	10

General and administrative expenses	26,665	—	—	26,665	5

Depreciation and amortization	21,503	—	—	21,503	13

Nonrecurring items, net	8,572	—	8,572	—	—

Earnings (loss) before interest and taxes	62,171	—	(8,572)	70,743	45

Net interest income	8,282	—	—	8,282	84

Income (loss) before income taxes	70,453	—	(8,572)	79,025	49

Provision for (benefit from) income taxes	27,066	—	(3,000)	30,066	67

Net income (loss)	$43,387	$—	$(5,572)	$48,959	39

Net income (loss) per share-diluted	$0.85	$—	$(0.11)	$0.96	38

Shares used in computation	51,049	51,049	51,049	51,049

Year Ended December 31, 1999

				Core Results
		Divested		Excluding
	Reported	Business	Nonrecurring	Nonrecurring
	Results	Lines	Items (b)	Items

Revenue	$430,984	$57,335	$—	$373,649

Operating expenses	331,298	50,704	—	280,594

General and administrative expenses	30,139	4,748	—	25,391

Depreciation and amortization	22,050	3,024	—	19,026

Nonrecurring items, net	71,691	—	71,691	—

Earnings (loss) before interest and taxes	$(24,194)	(1,141)	(71,691)	$48,638

Net interest income (expense)	4,454	(43)	—	4,497

Income (loss) before income taxes	$(19,740)	(1,184)	(71,691)	$53,135

Provision for (benefit from) income taxes	17,678	(340)	56	17,962

Net income (loss)	$(37,418)	$(844)	$(71,747)	$35,173

Net income (loss) per share-diluted	$(0.74)	$(0.02)	$(1.41)	$0.69

Shares used in computation	50,705	50,705	50,705	50,705

Notes:

(a)	The year ended December 31, 2000 includes a $1,500 ($975 after-tax) charge for site consolidation initiatives and a $7,072 ($4,597 after-tax) impairment loss for goodwill and fixed assets related to the company’s decision to divest one of its operating units within its Corporate Outsourcing Solutions division.

(b)	Nonrecurring items for the year ended December 31, 1999 include impairment losses of $69,457 ($69,918 after-tax) related to business units divested in the first half of 1999 (Freight, Payables, Remittance and Check Services). Also included are restructuring charges of $2,234 ($1,829 after-tax) recorded in the 1999 first quarter for closure and relocation of certain facilities.

Certain items have been reclassified in the Financial Summary for prior periods to conform with the 2000 presentation and had no effect on previously reported net income.

Certain amounts may not recompute due to rounding.